Pricing Supplement dated March 7, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2)
File No. 333-108464
Cusip No. 88319QJ46

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corp.

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $10,000,000	Interest Rate: 5.50% per annum
Issue Price: 100.000%	Original Issue Date : March 16, 2006
Agent's Discount or Commission: $15,000	Stated Maturity Date: September 16, 2009
Net Proceeds to Issuer : $9,985,000
Interest Payment Dates: [ ] March 15 and September 15 [ X ] Other: March 16 and September 16

Regular Record Dates

(if other than the last day of February and August):	March 1 and September 1

Redemption:

[ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ X ] The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

[ X ] The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: [	]	Yes	[ X ]	No
Issue Price: % Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Agent:

[ ]   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

[ ]   Banc of America Securities LLC

[ ]   Barclays Capital Inc.

[ ]   Citigroup Global Markets Inc.

[ ]   Credit Suisse First Boston LLC

[ X ] Deutsche Bank Securities Inc.

[ ] HSBC Securities (USA) Inc. [ ] J.P. Morgan Securities Inc. [ ] Tokyo-Mitsubishi International plc [ ] UBS Securities LLC [ ] Wachovia Capital Markets, LLC [ ] Other: _____________________________

Agent acting in the capacity as indicated below:

[ ] Agent [ X ] Principal

If as Principal:

[ X ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of ______% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of ______% of the Principal Amount.

Other Provisions:

Initial Redemption Date:	March 16, 2007

Initial Redemption Percentage: 100.000%

Subsequent Redemption Dates: September 17, 2007, March 17, 2008, September 16, 2008, and March 16, 2009

Subsequent Redemption Percentage: 100.000%

Terms are not completed for certain items above because such items are not applicable.